Exhibit 10.4

Employment Agreement

Between Guohua KU and China Recycling Energy Corporation

Date: December 10, 2020

Place: Xi’an, China

Index

1.	General Provision
2.	Term of Employment

3.	Job and Duty
4.	Remuneration

5.	Social Security and Labor Protection
6.	Behavior Code

7.	Termination by Company
8.	Termination by Employee

9.	Confidentiality
10.	Training

11.	Liability of Breach
12.	Settlement of Disputes

13.	Supplemental Provision

Supplement A - Confidential, Non-inducement and Invention Assignment Agreement

Employment Agreement

This employment Agreement is made and entered into on the 10th day of December, 2020, in the city of Xi’an of the People’s Republic of China, by and between China Recycling Energy Corp (hereinafter referred to as “the Company”), and Guohua KU (hereinafter “the Employee”), an individual Chinese citizen with identification No. xxxxxxxxxxxx.

1. General Provision

1.1 Employment

Whereas, the Company is willing to offer the employee employment, and the employee is willing to accept such employment subject to the following terms and conditions of this Employment Agreement to work as the Chief Executive Officer. This employment is contingent to the employee’ passing the health examination made by the hospital or clinic appointed by the Company and employee’s providing documents of work permit to work with China Recycling Energy Corporation under applicable Laws and regulations.

2.1 Term of Employment

The term of Employee’s employment pursuant to this Agreement (the “Term”) shall begin on the date hereof December 10, 2020, and shall last for the term of two years, subject to the provisions of other clauses of this Agreement providing for earlier termination of Employee’s employment in certain circumstances.

2.2 Probation

The employee shall have a probation period for one month(s).

2.4 Renew

The company shall render an offer for renewing the employment with the employee at least 30 days prior to the expiration of the term. The employee may accept or refuse the offer prior to the expiration of the term. If there is no reply from the employee prior to the expiration, such no reply shall be regarded as refusal of the offer for renewing employment under this Agreement.

3. Job and Duty

Job scope

The president of the company shall designate job for the employee based on business needs of the company. By signing this employment, it is agreed by the both parties that the company can reassign the employee on other positions or other locations with the company’s discretion, while the company shall adjust the employee’s salary and compensation based on change of new position from the original.

Duty Of the Employee

Employee shall in his/her best efforts to perform the duties, and comply with the directions and instructions of supervisors, and cooperate with collogue(s), in accordance with all regulations and relevant behavior codes stipulated in Employee Manuals and any other administrative regulations and rules.

Vacation

The employee shall be entitled to all the legal holidays, annual vacation and vacation with pay, under the regulations and rules provided by local Laws or prescribed in this employment agreement or Employee Manuals.

Work Schedule

Employee’s work schedule is subject to change based on company’s needs, including change of working hours, work overtime and work on some legal holidays or employee personal holidays or vacation, under applicable Laws and regulations and rules.

4. Remuneration

Salary

Employee’s salary in probation shall be RMB 18,000 yuan per month. Company shall give employee an evaluation on performance on skill level, work attitude and efficiency upon the end of probation. Based on the evaluation results, regular salary shall be determined. However, salary of employee shall start at least at RMB 18,000 yuan per month as a formal employee.

Salary shall be transferred automatically into employee’s banking account at the end of every month or within 10 days of the following month.

Payment

Company shall pay net salary amount to employee, after deduction made by company for the employee’s personal income taxes, social security and other taxes which the company is liable to pay on behalf employee from his/her salary required by Laws and regulations. However, employee shall be personally liable for obligation and responsibility to pay his/her personal income taxes or other taxes related to his/her salary.

5.  Social Security and Labor Protection

5.1 Social Security

During the Term, the Company shall pay for pension insurance, medical health insurance, work related injury insurance, housing funds, unemployement insurance and any other social insurance for the employee as required by the laws and regulations. The amount paid by the company should be based upon the regulation published that requiring the company to pay for each of them and its percentage and basis. Other benefits for the employee can be found in the employee manual.

5.2 Medical leave and allowance

Company shall provide employee sick and medical leave, medial allowance, allowance and vacation for female employees, and other labor protection benefits, in compliance with applicable laws and regulations and rules provided in employee manuals.

5.3 Labor Protection

Company shall comply with the laws, regulations and rules to provide labor protection to employee.

6. Behavior Code

6.1 Compliance

Employee shall comply with all the relevant rules, procedures, ethics and behavior code provided in the Employee Manuals (maybe revised from time to time) and other requirements and policies announced by company by other methods.

6.2 Breach

If employee the code or other policies or procedures of the company (including safety policy) and cause damages to the company or cause harm to employee him/herself or other people or couldn’t meet the requirement of the position, the company has the right to impose penalty to the employee, if the case is considered to be serious in nature, company may in its discretion terminate this Agreement upon section 7 of this agreement. The right of the company to impose such punishment will be in the Employee Manual and other materials published by the company.

7. Termination by the Company

7.1 Termination without prior notice

Under any of following circumstances, the Company may terminate this agreement at any time without any prior notice to the employee.

(a) The employee fails to meet the performance requirement during the probation;

(b) The employee seriously violates the rules and procedures set up by the company or breaches the terms and conditions of this agreement;

(c) The employee seriously neglects his duties or engages in malpractice for personal gains and has caused severe damages to the company;

(d) The employee simultaneously enters an employment relationship with any other employer and thus seriously affects his performance and work under this agreement, or the employee does not correct such wrong doing after the company has pointed out this issue;

(e) The employee, by means of deception or coercion or forces to make the company to enter into the employment agreement; or

(f) The employee is convicted for criminal charges.

7.2 Termination with prior notice

Under any of the following circumstances, the company may terminate this agreement at any time upon 30 days’ written notice to the employee:

(a) The employee is sick or is injured for a non-work-related reason and cannot resume his original position after the expiration of the prescribed time period for medical treatment, nor can he assume any other position arranged by the company;

(b) The employee is incompetent for his position or is still so after training or being assigned to another position;

(c) The objective situation on which the parties entering into the employment agreement have based upon have changed considerably, which makes it impossible to perform the employment agreement, and no agreement on changing of the employment agreement has been reached after negotiations between the company and the employee.

(d) The company encounters serious difficulties in production and business operations; and it is necessary to lay off some employee for company restructure or the company has to be relocated due to industrial pollution prevention and improvement, and the company has negotiated with labor union or employees and in compliance with relevant laws and regulations.

(e) Other reasons that the company considers necessary and sufficient based on applicable laws and regulations.

7.3 Interminable

Under any following circumstances, the company is not allowed to dismiss the employee;

(a) The employee is sick or is injured for work-related causes and has been diagnosed as full disability or partial disability in working;

(b) The employee is taking medical leaves provided by laws and regulations for non-work-related illness and injury;

(c) Female employee is in pregnancy, child birth or breast feeding period;

(d) The employee whose job is likely to cause profession-related illness or injury has not had health examination before the employee leave the job position, or the employee is an in-patient in hospital in the process of diagnoses for the work-related illness and injury.

(e) Other situations when the termination of this agreement is prohibited by applicable laws or regulations.

The company may apply the clause of 7.1 to dismiss the employee if the above situation and one or several circumstances prescribed in the clause of 7.1 happen at the same time.

7.4 Economic Compensations

The company shall make some economic compensation to the employee by applicable laws and regulations if the company dismisses the employee pursuant to the provision of clause 7.2 or fails in providing renewal of the employment agreement in accordance with the provision of clause 2.4.

8. Termination by Employee

8.1 Termination with written notice

The employee may resign at any time upon 30 days’ written notice to the company. In probation, the employee may terminate the employment upon 3 days’ written notice. The company will not be liable for any economic compensation for termination under these circumstances. The company has right to ask the employee to stop working or involving in any company business and complete transfer of job any time within the notice period.

8.2 Compensation of Training Fee

If the employee who has participate in the company’s training program is early terminated, the employee is liable for reimbursement of all the expenditures incurred for training under the training agreement reached between the two parties.

8.3 Termination without prior written notice

Under any of the following circumstances, the employee may terminate the employment agreement without written notice to company under following circumstances

(a) The company has coerced him to sign this agreement;

(b) The company fails to pay remunerations upon the term of this agreement, or fails to provide labor protection or work conditions;

(c) The company fails to pay social security fees for the employee as required by law;

(d) Some of the company’s rules or procedures have contravened the law and harm the rights and interests of the employee.

9. Confidential

9.1 Confidential

As a condition of this employment, the employee shall sign a Confidential, Non-Inducement and Invention Assignment Agreement enclosed as supplement A on the same date of signing this employment agreement;

9.2 Returns of Materials

Once this agreement expires or is terminated, the employee is obliged to return all the materials and information that are under the employee’s procession but owned by the company, such as any form of blueprints, memos, customer name lists, recipe, financial statements, personnel or marketing information, either in original or in copy to the company immediately.

9.3 Sideline Job

Without the written approval from the company, the employee is not allowed to accept other employment from any other economic parties during the term of employment.

9.4 Compliance with Laws and Regulations

The employee shall not be involved or direct someone else to involve in any activities in providing or promise or donation money or other valuables items to any government officials, political party or its officials, candidate for political position, or others when the employee is aware or has any reason to be aware that such behavior may induce the person to take an action or take no action or make a decision in favor of the company to acquire or retain business or assign business to any others.

9.5 Instant Dismiss

Any breach in the clause 9 shall cause the company to dismiss the employee or make other actions instantly.

10. Training

10.1 Training

Company may select eligible employee to participate in its training program. The candidate for training must sign a separate contract for the training program, which constitute a part of this employment agreement.

11. Liability of Breach

11.1 Liability of Breach

Pursuant to the provisions stipulated by laws and regulations, the company is entitled to request the employee to pay economic compensation for damages or economic losses resulted from the employee’s breach of this agreement.

If the employee fails in compliance with any Chinese laws, or by signing this agreement violates against his/ her former employment relationship or any contract with a third party, the employee shall be liable for all the damages, liabilities, penalties or expenditures(including lawyer fee and litigation fee) arising from or related to this employment and reimbursement to cover all the damages to company.

12. Settlement of Disputes

12.1 Settlement of Disputes

Both parties agree to apply the following procedures to settle any dispute that arises out of or relates to this agreement:

(a) Both parties shall first apply negotiation to settle any dispute;

(b) If the mediation fails in settlement, the disputes shall be settled by arbitration in accordance with rules of the local Labor Arbitration Association in the city where the company registered.

(c) If the arbitration can not work, the disputes shall submitted to the court for judgment in the city where company registered.

This clause is not applied to the supplement A

13. Supplementary Provisions

13.1 Effective Date

This agreement shall become effective upon signing by both parties. It can only be modified by a written instrument by both parties. This agreement supersedes all the previous employment agreements that have been ever signed before between the two parties (if any). After the parties have entered into this agreement, if there is any changes of laws of China by which this agreement has to be amended, the employee agree the company can amend or modify this agreement based upon the change of the applicable laws and regulations.

13.2 Company regulations and policies

The employee should comply with the Employee Manuals (subject to revision time by time) and other regulations and policies provided by the company.

13.3 Company Name Change

Both parties agree that the company has its own right to change the name of the company from time to time. It is agreed furthermore that this agreement shall keep in effect after the company has the name changed pursuant to the relevant provisions of laws and regulations. It is unnecessary to resign this employment agreement only to reflect the change of the company’s name.

The company shall notify the employee if the company’s name is changed. The notification may validate the name change as the amendment to this agreement. No further act is needed from either party.

13.4 Governing Laws

This Agreement shall be governed by and construed according to the laws of China, including the execution, effectiveness, interpretation, enforcement, revision and termination of the agreements.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

The Company: China Recycling Energy Corp
Signature:	/s/ China Recycling Energy Corp

Employee
Signature:	/s/ Guohua Ku
Name:	Guohua Ku
Title:	CEO